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On June 4, 2021, SELLAS Life Sciences Group, Inc. published the transcript of its June 3, 2021 shareholder update call. A copy of the transcript can be found below.

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SELLAS Life Sciences Group, Inc.

Shareholder Update Call

June 3, 2021

SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

C O R P O R A T E   P A R T I C I P A N T S

Allison Soss, Investor Relations

Dr. Angelos Stergiou, Founder, President & Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Jason McCarthy, Maxim Group

Jim Malloy (phon), Alliance Global Partners

P R E S E N T A T I O N

Operator

Greetings and welcome to the SELLAS Life Sciences Group Shareholder Update Call.

As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Ms. Allison Soss, Investor Relations for SELLAS Life Sciences Group. Thank you. You may begin.

Allison Soss

Thank you, Melissa. Good morning, everyone, and welcome to the SELLAS' Shareholder Update call.

Before we begin, I would like to remind you that SELLAS will be making statements on today's call relating to the future expectations regarding the further development of and regulatory plans for GPS, its plans for NPS, the Company's financials, its discussions with potential partners and its corporate strategy. These statements constituent forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995 and, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties, which include, without limitation, risks and uncertainties associated with the COVID-19 pandemic and its impact on the Company's clinical plans, risks and uncertainties associated with the immunotherapy product development and clinical success thereof, the uncertainties of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

These forward-looking statements speak only as of the date of this conference call and should not be relied upon as predictions for future events. While SELLAS may elect to update these forward-looking statements at some point in the future, the Company disclaims any obligation to do so, even if the Company's views change. Additional information about the material factors and assumptions forming the basis of the forward-looking statements and risk factors can be found under the caption, "Risk Factors," and SELLAS' annual report on Form 10-K filed on March 23, 2021 and in its other SEC filings.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

With that, I would like to turn the call over to Angelos Stergiou, President and Chief Executive Officer of SELLAS. Angelos?

Dr. Angelos Stergiou

Thanks, Allison, and thank you, everyone, for joining us today on our shareholder update call.

First, I would like to thank each and every one of you, our shareholders, for your support and trust bestowed upon our Management team and our Company. I'm particularly grateful and pleased to report that despite COVID-19 we remain clear in our mission and vision to develop and deliver complex and innovative treatments for patients battling cancer. We're a small team but an experienced team that is dedicated and committed to seeing our lead clinical candidate, galinpepimut-S, or GPS, through development so that it may one day make a difference in patients' lives.

I will provide some background for today's call and will mainly focus on updates as they relate to clinical development, business development, commercial strategy and our financial position.

Of interest, we triggered an additional $1 million milestone payment from our 3D Medicines licensing agreement just last week, which we expect to receive this month. As we have previously stated, we expect to provide further clinical data in two studies, specifically in GPS combination with checkpoint inhibitors in ovarian cancer and mesothelioma this month.

As you may be aware, in December 2018, we entered into a clinical collaboration and supply agreement with Merck & Co. As it relates to the ovarian cancer GPS, pembrolizumab study, we'll provide a further clinical data update, as I just mentioned, this month on this study once we have reviewed and assessed data with our partner, Merck.

Before diving into the update, I'd like to provide a brief introduction to SELLAS. A meet-and-greet, if you will.

The name SELLAS is derived from an ancient Greek word that means truth and wisdom. So clinical research and development, we believe we can gain the insight and wisdom necessary to successfully navigate the drug approval process. Our core mission is to prolong patients' lives.

I've been working in the biotechnology sector for two decades now and have personally been actively involved in the immunotherapy and cancer vaccine space for the past 15 years. Prior to founding SELLAS Life Sciences about 10 years ago, I helped develop, among others, one of the first cancer vaccines for lymphoma.

SELLAS is comprised of a highly experienced Management team with strong oncology backgrounds. We are also fortunate to have a Board of Directors comprised of highly seasoned pharma, biotech, science and finance professionals who support and guide our Company.

Lastly, our Scientific Advisory Board consists of truly eminent pioneers in the fields of cancer immunotherapy, chaired by Dr. Jeffrey Weber, a renowned specialist in immunotherapy.

We licensed GPS in 2014 from one of the world's most renowned oncology centers and world-class laboratories at Memorial Sloan Kettering Cancer Center, specifically David Scheinberg's lab in New York. Dr. Scheinberg is one of our Board Members.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

GPS is a novel therapeutic cancer vaccine that targets the Wilms tumor, or WT1 antigen, the number one ranked cancer antigen by the National Cancer Institute, which is present and overexpressed in about 20 tumor types, including hematological malignancies and solid tumors. GPS is a mixture of engineered and artificially mutated peptides, i.e., the heteroclitic technology concept, and addresses 25 WT1 optimally selected epitopes. GPS has been shown in clinical trials to elicit CD4, CD8 immune responses across the majority of HLA types.

We believe that GPS has the potential to target and destroy recurring tumor and residual cancer cells and to provide treatment for multiple indications to help cancer patients stay in remission and live longer, with tolerable side effects. It is our belief that when a patient is treated with GPS the immune system is basically given a picture of what the WT1 expressing malignant cancer cells look like and when they reappear the cytotoxic CD8 and CD4 (inaudible) 650 memory cells can be activated to fight off the cancerous cells which translates to survival benefit.

When we licensed in GPS and to prepare for commercialization, we reformulated the drug product from a liquid solution into a lyophilized powder product, resulting in a more efficient manufacturing process. A lyophilized product is also more desirable than a liquid from a supply chain perspective. We introduced technical nuances in the formulation and manufacturing, the result of which allows doctors to mix the vial of the lyophilized GPS product with saline and introduce it via subcutaneous injection for an easy and quick administration.

We are encouraged by the data seen to date in the studies for GPS and we're very excited about the prospects for the GPS programs, both as a monotherapy and in combination with PD-1 inhibitors. Our current development program is focused on our registrational Phase 3 REGAL study of GPS as monotherapy in acute myeloid leukemia, or AML, patients in second complete remission, as well as two earlier stage studies of GPS in combination with PD-1 inhibitors.

As for AML, the annual incidence rate of AML, a debilitating disease, is around 80,000 patients in the U.S., EU, Japan and China. We estimate that approximately 15% of all new patients with an AML diagnosis eventually are eligible for study entry per annum, and this also represents a total addressable market in this AML CR2 indication.

In our previous Phase 2 study, in the same patient population as our Phase 3 trial that is in patients who achieved second remission, where patients die on average within three to six months following achieving second remission, we observed the clinically and statistically significant survival benefit in patients who received GPS versus concomitantly treated best standard therapy patients, an almost 16 month differential survival benefit, 21 months versus 5.4 months, with a P-value of 0.02.

The key with our GPS therapy and AML as a monotherapy seems to be the fact that patients are in remission. Similar to what we saw in patients in the second remission, we also saw survival benefit in our studies in patients treated with GPS after achieving their first remission, or CR1. In our Phase 1 and Phase 2 studies in the CR1 setting, we saw a prolonged median overall survival of 67.6 months in patients across all ages. If we look at the patients 60 years and older, who comprise the majority of the AML patients, the median overall survival was 32.2 months in the Phase 1 trial and 35.3 months in the Phase 2 trial compared to best standard treatment for this patient population, which is typically around 10 to 16 months.

Based on this aggregate set of encouraging results and following discussions with the FDA, we initiated our Phase 3 AML CR2 REGAL study in early 2020. The trial design for the REGAL study, an open label, randomized, multi-center Phase 3 trial was thoroughly reviewed and endorsed by our Scientific Advisory Board comprised of top immuno-oncology world experts, as well as several top AML KOLs, as well as our Steering Committee. Our study design, including biostatistics, was also discussed with the FDA. We plan to accrue 116 patients in approximately one hundred centers globally. We are fortunate to be working with one of the top global CROs, PPD, on the REGAL study.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

Patients will be randomized to GPS versus best available therapy in a one-to-one randomization. Best available therapy will consist of clinicians' choice of four regimens: observation, hypomethylating agents, and/or the nedakleks (phon), and/or low dose saterobim (phon) 1110. The duration of GPS therapy is up to one year, which will include an initial immunization induction phase, six injections given once every two weeks, followed by less frequently administered boosters, for a total of up to 15 injections for the first one year regimen.

Additionally, most patients in CR2 status are rarely candidates for allogeneic stem cell transplant, primarily due to their advanced age and low level of medical fitness, or for several other reasons, lack of compatible donors being a major factor. Typically, less than 10% of patients above 65 years of age, and less than 30% of younger patients, are able to undergo an allo transplant in CR2, especially if they had already received an allo transplant when they were in CR1, i.e., prior to their relapse.

The primary endpoint of the REGAL study is overall survival, and the study's powered at 90%, with assumptions of a median overall survival of only 10 months in the GPS arm, versus 5.4 months in the best available treatment arm. To declare statistical significance, i.e., a positive study for efficacy, one would need either a hazard ratio of less than 0.6 at interim analysis, or a hazard ratio of less than 0.675 at final analysis.

Interim analysis will consist of one single readout for efficacy by the independent data monitoring committee after the first 80 deaths. Both the independent data monitoring committee and the study steering committee have been established and consist of internationally renowned leukemia and biostatistical experts, including Dr. Tom Fleming, the global principle investigator; Dr. Hagop Kantarjian, Chief of the Leukemia Department at the MD Anderson Cancer Center, and the world renowned clinical trialist in AML responsible for the successful delivery of several agents currently FDA approved for this malignancy.

If GPS is approved in the AML CR2 setting, this will allow for GPS to enter the AML market and we'll then consider potential label expansion for the CR1 setting. It is absolutely feasible and strategically sensible to consider a GPS study in patients older than 60 years in the AML CR1 space. This could be not only as a monotherapy, but possibly as combination therapy with selected approved maintenance agents that are currently standard of care in the setting, such as the MEDICAL-X (phon) and hypomethylating agents, or poised to soon become standard therapy.

Moreover, again, assuming success in the AML CR2 study, we believe that there's significant opportunity for GPS to be the key anti-leukemic vaccine immunotherapy in various other settings in AML, such as maintenance after allogeneic stem cell transplant, whereby GPS could potentially sensitize the donor's successful grafted T-cells to prevent post-transplant leukemic relapse.

Our Independent Data Monitoring Committee is responsible for reviewing and evaluating patient safety and efficacy data for the REGAL study. It is the only group that analyzes data independently, and thus assesses the benefit/risk profile of GPS, and also monitors the quality and overall conduct to ensure the validity, scientific and clinical merits of the study.

Furthermore, and very importantly, the Independent Data Monitoring Committee may also, at its sole discretion, directly and independently liaise with the FDA in order to discuss potential early discontinuation of the study in case of reliable evidence of safety and clinically significant positive efficacy of GPS.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

The Independent Data Monitoring Committee has met once thus far, and did not suggest any modifications to the trial design, nor the statistical plan.

We currently have approval, in addition to the United States, to open the REGAL study for enrollment in Germany, France and Greece, with additional approvals by European countries expected very soon. Our focus is on countries with high AML incidence rates. We plan to activate at least 15 clinical sites in Europe this month. We may also consider activating sites in other regions beyond the U.S. and the EU, which will enhance our commercial strategy around GPS.

At this time, we expect the interim analysis to occur in the first half of 2022, provided that the ongoing COVID-19 pandemic does not significantly adversely impact our projected timeline for enrollment. Assuming we receive positive data of the interim analysis, we will then prepare the BLA regulatory submission and submit it to the FDA on a rolling basis due to our Fast Track designation, with potential approval and commencement of commercialization in late 2023. If the study proceeds beyond the interim analysis, we expect final data by the end of 2022, and the BLA filing in BS around mid 2023.

Now let's review the other WT1 positive GPS indications we're currently studying in combination with checkpoint blockade inhibitors where we recently announced our patent issuance allowance, which is indeed great news as it expands our intellectual property estate for GPS.

The potential clinical efficacy of GPS as a checkpoint inhibitor, such as pembrolizumab or Keytruda, or nivolumab or Opdivo, is premised upon the immunobiologic and pharmacodynamic synergy between the two agents, whereby the tumor micro environment is mitigated by a checkpoint inhibitor, and thus allowing the patient's own immune cells specifically sensitized against WT1 by GPS to invade and destroy cancerous cells. Our studies of GPS in combination with PD-1 inhibitors concentrate on patients and tumor types with high WT1 expression.

GPS was studied in combination with a PD-1 inhibitor, Opdivo, in an IST study at Memorial Sloan Kettering, which evaluated the safety and efficacy of the GPS/Opdivo combination in patients with recurring ovarian cancer who are in second or greater clinical remission. With a median follow-up of 33 months, we showed 30% of patients being progression-free at two years, which compares to historical control rates of only 3% to 10% with best available treatment. Notably, this was achieved without booster administration of GPS.

In December 2018, as I mentioned earlier, we entered into a clinical trial collaboration and supply agreement with Merck & Co. pursuant to which we initiated a Phase 1/2 multi-arm, basket type clinical study of GPS in combination with Merck's anti-PD-1 therapy, Keytruda. We're currently focusing on second or third line WT1 positive relapse or refractory metastatic ovarian cancer patients by combining GPS with Keytruda in a Phase 2 study.

We announced in December 2020 some initial data from the first set of 80 valuable patients in this study showing a disease control rate, the sum of overall response rate and rate of stable disease of 87.5% at a median follow-up of 9.4 weeks. We will provide a further clinical data update this month on this study once we have reviewed and assessed data with our partner, Merck.

In addition to the GPS PD-1 inhibitor combination study in ovarian cancer, a Phase 1 IST clinical study in mesothelioma combining GPS with Opdivo is ongoing at Memorial Sloan Kettering Cancer Center. Any prolongation of overall survival and/or progression-free survival greater than a few weeks would be considered clinically meaningful considering the current lack of effective therapies.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

In December 2020, we reported that the first set of three valuable patients had a median progression-free survival rate of 10 weeks since therapy initiation. We expect to announce further data by the end of this month as well.

Moving on to our commercial strategy for GPS. We entered into a license agreement with 3D Medicines for the development and commercialization rights of GPS for Greater China in December of last year. We received an upfront payment of $7.5 million and the agreement provides for potential clinical, regulatory and commercial milestone payments totaling up to an additional $194.5 million, plus royalties on future sales of GPS in Greater China. We have already received the $1 million milestone and we have recently triggered a further $1 million milestone payment to be received within this month.

We're also reviewing our options for commercialization of GPS, assuming positive data and regulatory approval in the United States, the EU and the rest of the world beyond those places other than Greater China. As you know, there are various ways to handle this, such as, for example, license, co-promote or co-market arrangements, and we're assessing the path that will provide greatest value to you, our shareholders, as well as to patients. We are continuing to explore other cancers, whether it's high WT1 expression and may make sense to pursue further clinical development of GPS, both as a monotherapy and a combination, and potentially with a different technology application.

As you can appreciate, once we have meaningful and final update on any of the above, we will share those with you in due course.

Let's move on to our second asset, nelipepimut-S, or NPS.

NPS is a monovalent, anti-HER2 immunotherapy vaccine consisting of a sequence of nine immuno acids located in the extracellular domain of the HER2 protein on the surface of cancer cells and select malignancies, mainly breast cancer, gastric cancer, and prostate cancer. NPS was invented by a renowned cancer immunologist and clinical scientist at MD Anderson Cancer Center. Among them was Dr. George Peoples, a preeminent breast surgical oncologist and immunologist with experience in several clinical trials of anticancer vaccines and was responsible for the U.S. Army cancer vaccine program. NPS was licensed by MD Anderson and the Henry Jackson Foundation to Galena, and SELLAS acquired the program through the reverse merger.

We've been engaged in an ongoing effort to find a license partner for the further development and commercialization of NPS following the positive data in 2018 in a (inaudible) of patients with triple negative breast cancer, or TNBC, from a recently completed and published randomized Phase 2b study of NPS in combination with trastuzumab in HER2 low-expressing breast cancer patients.

In this study, clinically meaningful and statistically significant results were seen in favor of the NPS plus trastuzumab combination adjuvant therapy in the 97 patient TNBC cohort. Specifically, disease-free survival at the 24 month landmark was 92.6% for the combination arm, versus 70.2% in the control arm. Seventy five point two percent reduction in risk of recurrence or death was documented at 24 months in favor of the combination therapy with a statistically significant P-value of 0.013.

Interestingly, although all the various patient subgroups within the TNBC cohort of the study showed benefit with the NPS plus trastuzumab combination, the greatest degree of reduction in risk of recurrence or death at 24 months was seen in HLA-A24 positive patients reaching 90.6% of risk reduction. The comparison was statistically significant with a P-value of 0.003. Of note, this HLA type is highly prevalent in Asia-Pacific basin patient populations.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

In patients with HER2 IRC 1/2 plus expression, the combination of NPS plus trastuzumab markedly increases the abundance of HER2 peptide fragments including NPS on breast cancer cells presented to antigen presenting cells through MHC Class 1 activation. This leads to marked stimulation or formation of antigen-specific HER2 targeting CD8 cytotoxic t-lymphocyte in the vaccinated patients, leading to more efficient immunologically mediated breast cancer cell killing. It is the highly stimulated CD8 cells that underlie the marked clinical effects seen with the combination of NPS plus trastuzumab in TNBC patients.

Following feedback from a Type C review with the FDA, we finalized the design and plan for a Phase 3 registration enabling study of NPS in combination with trastuzumab for the treatment of patients with TNBC in the adjuvant setting after standard treatment.

We've also shown positive data with up to six months follow-up from an investigator sponsored Phase 2 randomized trial, the VADIS study of NPS in combination with (inaudible) macrophage (inaudible) stimulating factor, or GM-CSF in women with ductal carcinoma in situ, the breast based on a six month follow-up, which demonstrate that CD8 T-cell responses persist long term post NPS treatment with treated patients retaining and modestly enhancing their antigen specific immune response. This was highly statistically significant in favor of the NPS plus GM-CSF group with a P-value of less than 0.0001.

Finally, in January of this year, the Data Safety Monitoring Board recommended, with respect to the ongoing investigator sponsored study of NPS plus trastuzumab, in higher risk HER2 3+ breast cancer patients that, given the small size of the study and in order to preserve the statistical power, that the primary analysis of the study be done upon the completion of three years of follow-up on every patient or until more events are collected, which we expect to occur by the end of this year.

In seeking potential outlicensing opportunities to fund and conduct the future clinical development of NPS, it is very important to us and for our shareholders, as well as all the other stakeholders involved, the licensors of NPS, MD Anderson Cancer Center and the Henry Jackson Foundation, TNBC patients, the treating physicians, that we find the right partner so we can maximize value for our shareholders, as well as for the licensors of NPS, as importantly, to provide for the opportunity for NPS to go to market and to get to market and provide another option for TNBC patients.

We have made it a priority to find the company that we believe has both the financial resources as well as the capabilities and the true desire from a clinical development, regulatory and commercial perspective to execute on a Phase 3 program for NPS and successfully bring this product candidate to TNBC patients, who do not have many treatment choices, as well as provide value to our shareholders through market terms, such as upfront milestones and royalties for the license. We believe NPS has distinct features that would allow for us to find a suitable home for the asset.

Turning to SELLAS' financial position. The last several months have provided to be truly transformative for the Company from a financial position standpoint. We ended the first quarter with approximately $28 million in cash on hand, and provided guidance that we have runway for at least the next 12 months. Additionally, since the end of the first quarter of '21 through June 1, we had sold shares of our common stock for net proceeds of approximately $3.8 million via the ATM facility, which has further strengthened our balance sheet. Our financing last December was at over 200% premium to our previous financing last August and without warrants. Our capital structure has improved significantly with the exercise of the majority of our previously outstanding warrants. And currently, warrants outstanding represent less than 4% of our total shares outstanding of approximately 50.5 million shares.

As previously reported, our licensing agreement with 3D Medicines for the Greater China territory has brought in $8.5 million of non-dilutive capital to date. And as I mentioned earlier, we are pleased to report that just last week we triggered an additional $1 million milestone and expect to receive the proceeds before the end of the second quarter.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

We believe that the increased strength of our balance sheet and our cash position is the first step towards achieving our many important key milestones in 2021 and into 2022. We remain focused on judicious capital allocation to our clinical programs and infrastructure to reach important inflection points and be appropriately positioned for success.

Before we open the call for questions to our research analysts, I'd like to reiterate our belief that GPS has the potential to change the face of immunotherapy as we know it today. It has the potential not only to help cancer patients in remission to live significantly longer, but also to provide patients with the opportunity for a more tolerable, continuous treatment.

We look forward to continuing to update you on the progress of both our programs and to remind you of our shareholder meeting on June 8. If you have not done so yet, please submit your votes. We appreciate your continued support as we work tirelessly to achieve the true value of SELLAS through our accomplishments over the previous years and those to come.

Thank you again for your time. Operator, please open the call for questions now.

Operator

Thank you.

Our first question comes from the line of Jason McCarthy with Maxim Group. Please proceed with your question.

Jason McCarthy

Good morning, Angelos. Thank you for taking the questions. Maybe we could start with the NPS program and maybe you can help us understand a little bit more about the status of potential partnering or collaborations and that kind of outreach, particularly coming out of not only the Phase 2b investigator study with Herceptin and your triple negative data, but coming out of San Antonio Breast Cancer last December where we saw a significant amount of activity from you and another group on the vaccine side. Does that really stoke interest around the space with Herceptin or even biosimilar Herceptin makers?

Dr. Angelos Stergiou

Thank you, Jason, for the question. Our business development efforts really in seeking a license for the Phase 2 (inaudible) NPS asset are ongoing. As I mentioned earlier, it is very important to us and for our shareholders, as well as our other stakeholders involved, MD Anderson Cancer Center and the Henry Jackson Foundation, as well as really TNBC patients and their families and physicians that we find the right partner. We have made it a priority to find a company that we believe has the financial resources, as well as the capability to really bring this to fruition from a clinical development, regulatory and commercial perspective, and to truly execute on a Phase 3 program for NPS and successfully bring this product to TNBC patients.

Now, we're particularly focusing, to your question that you just raised, we're particularly focusing on companies with a presence in Asia as the data from the NPS studies have shown that patients with the HLA types prevalent in Asia do particularly well. Also, as you correctly mentioned, given the data from the Phase 2b study of NPS plus trastuzumab, or Herceptin, in TNBC patients, we believe that NPS could be of interest to companies either marketing or developing a generic version of trastuzumab, and we have focused our outreach efforts on those companies. As I mentioned before, I do believe that we'll find a suitable home for the asset.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

Jason McCarthy

Then, how about even with—sticking with NPS for a second. Even beyond Herceptin and towards checkpoint inhibitors, just in the last year or two we've seen checkpoints now moving into triple negative breast cancer and having success. Is there an opportunity there, and is that something you'd consider on the NPS side of the SELLAS pipeline?

Dr. Angelos Stergiou

Yes, I think that's an excellent question. As you know, on the checkpoint blockade, we have done significant work with our lead asset, with GPS. Now with NPS, there's absolutely potential to combine NPS with a checkpoint blockade. As you also know, we know the PD-1 companies very well. Suffice it to say, as I've alluded to before, we will do what's really and truly in the best interest of our shareholders. It's Herceptin and there are potentially other avenues as well.

Jason McCarthy

Last question just on the checkpoint combination side. Maybe you could talk just a little bit about the plans beyond AML. We know that that trial, the REGAL study's running and enrolling, going quite nicely. Maybe talk a little bit about plans beyond that. Maybe you can just opine a little bit about what's changed in the vaccine space where we've seen this resurgence in this because the checkpoints, which weren't there 10 years ago, not even five or six years ago, are now there, they're in every line of therapy, which really opens up the conversation for cancer vaccines once again and whether this valuation or value that's not been unlocked.

Dr. Angelos Stergiou

Yes. I think, firstly, together with the Science Committee of our Board, chaired by Dr. David Scheinberg, and our Scientific Advisory Board, we continue to explore other cancers, whether it's a high WT1 expression and where it may make sense to pursue further clinical development of GPS, either alone or in combination. We're very cautious of that. We're looking at different tumor types and what has potential market potential for GPS.

Now, what's interesting with GPS, as you know, there's a lack of target toxicity and GPS is generally well tolerated. Combined with overall ease of administration, we really believe that GPS is well positioned for the current and future immuno-oncology landscape. We also believe that it can be combined with a wide variety of other anticancer therapies. Perhaps not even just with PD-1, like we're seeing now with the ovarian cancer study, but also with other I-O drugs.

Depending on the setting, we believe that GPS could be given concurrently or sequentially. In more detail, based on the mechanism of action, as you correctly stated, GPS could be potentially combined with other immuno activators, such as, again, CPBs, adjuvants, drugs that modulate HLAs, dendritic cells, macrophages, T-cells, MAC inhibitors, Interleukins, superagonists. In principle, any active drug that is not immunosuppressive. And the application of GPS as a monotherapy is optimal in the setting of minimal disease burden. Consequently, because this prior debulking of the disease is so important, we believe that GPS, again, could be combined in sequence with any cytoreductive agent, as well as also radiotherapy as long as the chemotherapy or combined modality therapy is not lympho depleting.

What is interesting again with GPS, as I alluded to earlier, the pharmacobiologic and the dynamic synergy among GPS and checkpoint blockade is true. There are about hundreds, thousands of studies ongoing in combination of all sorts of drugs with PD-1 to almost like a trimera (phon) but it's very rare that there is a true synergy that we have also seen in our previous studies. I think that's why we're very excited also with the issuance of the patent that we recently received.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

I think there's a great potential for GPS to unlock even more value versus what it is today.

Jason McCarthy

Sorry, I said last question, but you walked me into another one that I want to ask, and I’m not really sure if you're going to have the answer right now. Beyond PD-1 and CTLA-4, you just mentioned, we're seeing a lot of activity now coming out of Bristol with LAG3 and it's going to be a big deal, we think, at ASCO. Is that an area that you would consider going down as that space seems like it's heating up as the next checkpoint?

Dr. Angelos Stergiou

Yes, also an excellent question. I think our clinical team, Jason, is assessing various targets and combinatorial approaches. But just like in the fact with NPS that we're looking to find a home for NPS, our Company's laser focused to create the most value for our shareholders, and I believe that it's not running hundreds of studies and not being really laser focused on what we currently have on hand. Right now we have our Phase 3 AML study, with our PD-1 combinatorial studies, and we are looking for other avenues that really absolutely make sense, but we also don't want to go into chasing a wild goose, if you will, to just go all over the place. We've never done it, and certainly under my watch and under the Board's watch, we're not going to do that. We're going to be very laser focused to create the value that we really think and hope our shareholders would appreciate.

Jason McCarthy

Angelos, thank you for taking all of those questions. I'll turn it to the next analyst.

Operator

Thank you. Our next question comes from the line of Jim Malloy with Alliance Global Partners. Please proceed with your question.

Jim Malloy

Hey guys. Thanks for taking my question. I just had a follow-up question, so more on Jason's NPS question. How would you characterize the market for potential partners? Is it a buyers market, a sellers market? Can you speak a little bit to perhaps trying to set expectations? I know it's hard to say a deal's done until it's done. Certainly everyone understands that. But is there a way to set expectations on when you think a deal could potentially be reasonably expected to conclude?

Dr. Angelos Stergiou

Yes. Jim, thank you for the question. I think you've known me long enough to know that I would not speculate. And one thing, as I alluded to before, we're looking for the right partner. There has been interest and we are looking for the right partner to again maximize shareholder value. But one thing that I can—I think at this point where I'm standing today tell you is that SELLAS does not intend to develop NPS on its own, and I think that's something that I've made very clear in previous discussions. We want to remain laser focused. If we had hundreds and hundreds of millions of dollars, I would probably consider a different path, but we're very mindful here. To your point, I think we're looking for the right partner and to create the value for the shareholders that they're all seeking, and rightfully so.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

Jim Malloy

Certainly understood. All right. Then on the nivo combination with an IST, how much—I reviewed the data out on December 21 and it looked good, it's early and there's a few patients. Obviously, that's the nature of early trials. How much control do you have over that trial and getting a handle on when the next data points we should be looking for coming out?

Dr. Angelos Stergiou

Yes, that's an excellent question, Jim. Unlike the ovarian cancer study, where SELLAS is the sponsor, in collaboration with our partner, Merck, and as I mentioned before, we will be disclosing the data this month once we assess it and review it carefully with Merck, the IST study is really, if you will, "under the auspices of Memorial Sloan Kettering" and Bristol Meyers and SELLAS are collaborators. As far as I can tell you, I'm positive that we will have data this month, but again since we're not the sponsor we rely if you will, on Memorial Sloan Kettering. But the recent discussions that we have had does not lead me to believe that we're not going to meet the timeline.

Both for ovarian cancer and mesothelioma, we expect the data this month.

Jim Malloy

Perfect. Maybe last question. Coming to (inaudible) the U.S., of course, of the impact of COVID. Could you speak a little bit to how it's impacted your trials? You guys have adapted. What changes are you seeing on the clinical trial front as things, at least, again, in the U.S. and some of Europe seem to be ameliorating?

Dr. Angelos Stergiou

Yes, I appreciate that question, Jim. You and I have discussed this a while back, but despite COVID, as I mentioned earlier, we remain clear in our mission and vision to develop innovative treatments for patients battling cancer. During the past 15 months, I think we managed those elements of our business that we were able to control during the pandemic. That is, progressing our assets, generating clinical and immunobiological data, executing on our corporate plan and progressing with business development opportunities. As you saw, 2020 was a very, very busy year for SELLAS and a successful year, if I may add.

To the extent at which COVID has affected our clinical program, it's difficult to gauge. We certainly noticed delays in initiating clinical sites, both in the U.S. and Europe, because of lockdowns and work from home restrictions. However, we continue to screen and enroll patients in all of our ongoing studies, as well as activating additional sites in the United States and Europe for the REGAL study and part of the plan that we implemented when we saw the issues around COVID was to increase the number of sites so we acted and reacted very quickly.

The full extent to which the COVID pandemic directly or indirectly impacts the Company's business, results of operations and financial conditions going forward will depend on future developments that are highly uncertain and subject to change certainly. But we're very careful and mindful. We're looking at the new geographic hot spots where the coronavirus is or may be spreading more rapidly. But rest assured, as we have done in the past, we'll do whatever we can throughout this pandemic to execute on our corporate goals. We owe it to our shareholders, as well as to patients in need. I just want to stress once more, just please, everyone, get vaccinated.

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SELLAS Life Sciences Group, Inc. – Shareholder Update Call, June 3, 2021

Jim Malloy

Well, thank you for taking the questions, and continued success on the clinical development. It's been an active year. It looks like a busy year coming up as well.

Dr. Angelos Stergiou

Thanks, Jim. Thank you.

Operator

Thank you. Ladies and gentlemen, this concludes our question-and-answer session. I'll turn the floor back to Dr. Stergiou for any final comments.

Dr. Angelos Stergiou

Yes, thank you. I would just like to thank everyone for joining us today. I appreciate the time you all took to listen to our shareholder update. Again, we wouldn't be here without you and we very much look forward to providing continuous updates on our clinical development and operational programs and commercial strategies. Thank you again, and stay safe.

Operator

Thank you. This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation.

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Additional Information and Where to Find it

SELLAS Life Sciences Group, Inc. (“SELLAS”) filed with the SEC a proxy statement for its stockholders (the “Proxy Statement”). SELLAS sent the Proxy Statement to its stockholders and may file other documents regarding the proposals therein with the SEC. This communication is not a substitute for the Proxy Statement or any other document that SELLAS may send to its stockholders in connection with the proposals therein. INVESTORS AND SECURITY HOLDERS OF SELLAS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SELLAS, THE PROPOSALS AND RELATED MATTERS. Investors and security holders of SELLAS are able to obtain free copies of the Proxy Statement and other documents (including any amendments or supplements thereto) containing important information about SELLAS, through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

SELLAS and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of SELLAS in respect of the proposals contemplated by the proxy statement. Information regarding SELLAS’ directors and executive officers is contained in SELLAS’ Annual Report on Form 10-K for the year ended December 31, 2020 and in the proxy statement for SELLAS’ 2021 annual meeting of stockholders on Schedule 14A, dated April 23, 2021, both of which are filed with the SEC. Additional information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of SELLAS in connection with the proposals, including a description of their direct or indirect interests, by security holdings or otherwise, are set forth in the proxy statement that is filed with the SEC, free copies of which may be obtained as described in the preceding paragraph. To the extent holdings of SELLAS’ securities by SELLAS’ directors and executive officers change since the amounts set forth in the proxy statement for SELLAS’ 2021 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

These materials contain forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to the clinical development of GPS for various cancer indications, the potential for regulatory approval and commercialization of GPS, the potential for additional milestone payments under SELLAS’ license agreement, and the clinical development of NPS for breast cancer. These forward-looking statements are based on current plans, objectives, estimates, expectations and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with the COVID-19 pandemic and its impact on the Company’s clinical plans, risks and uncertainties associated with immune-oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 23, 2021 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.